Exhibit 99.1

News Release

November 21, 2005	FOR IMMEDIATE RELEASE
Park National Corporation declares cash dividend,
announces extension of stock repurchase authorization
NEWARK, Ohio — At its meeting earlier today, the Board of Directors of Park National Corporation (AMEX: PRK) declared a $.92 per share regular cash dividend to stockholders of record as of December 20, 2005, payable January 3, 2006. The new quarterly dividend rate of $.92 per share is 2.2 percent higher than the previous quarterly dividend rate of $.90 per share.
Additionally, the Board of Directors granted management the authority to purchase up to an aggregate of 1,000,000 common shares of Park National Corporation over the next three years, in open market purchases or through privately negotiated transactions, to be held as treasury shares for general corporate purposes.
Park’s Board of Directors had previously granted management the authority to purchase up to an aggregate of 500,000 common shares for the three-year period ended November 17, 2005. A total of 93,189 common shares were purchased under this previous authorization.
The 1,000,000 common shares authorized for repurchase are in addition to the common shares authorized for purchase in connection with Park’s stockholder—approved stock option plan. Park’s stock option plan permits the issuance of 1.5 million common shares upon the exercise of incentive stock options which may be granted under this plan. As of November 21, 2005, approximately 1.27 million common shares were available for future grants under this plan. No incentive stock options may be granted under this plan after January 17, 2015. As of November 21, 2005, Park has approximately 14.12 million common shares outstanding.
Headquartered in Newark, Ohio, Park is a bank holding company with $5.5 billion in consolidated total assets. Its family of 12 community banks and 2 specialty finance companies operate 134 offices throughout 29 Ohio counties. They include The Park National Bank, Fairfield National Division, The Richland Trust Company, Century National Bank, The First-Knox National Bank, Farmers and Savings Division, United Bank, N.A., Second National Bank, The Security National Bank and Trust Co., Unity National Division, The Citizens National Bank of Urbana, First Clermont Division, Scope Aircraft Finance (Scope Leasing Inc.), and Guardian Financial Services.
For more information visit www.parknationalcorp.com.
Media contacts:
Bethany White, Comm. Specialist 740.349.3754
John Kozak, Chief Financial Officer, 740.349.3792
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Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com